As filed with the U.S. Securities and Exchange Commission on September 6, 2024

Registration No. 333-262367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 13

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Li Bang International Corporation Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 190 Xizhang Road, Gushan Town, Jiangyin City, Jiangsu Province

People’s Republic of China

+86 0510-81630030

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Jason (Mengyi) Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue New York, NY 10017 Tel.: 212-588-0022 Fax: 212-826-9307	Ross David Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st floor New York, NY 10036 Tel.: 212-658-0458 Fax: 646-838-1314

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 13 is being filed solely for the purpose of filing exhibits 1.1, 4.1, 5.1, 5.2, 23.1, and 99.8 to this registration statement on Form F-1 (File No. 333-262367), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 13 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 12 to the Registration Statement filed on August 23, 2024, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Founding Transactions

Li Bang International Corporation Inc. was incorporated on July 8, 2021. Upon incorporation, we issued 7,530 ordinary shares to Maple Huang Holdings Limited, 1,550 ordinary shares to Funa Lee Holdings Limited, 470 ordinary shares to Army Chan Holdings Limited, and 450 ordinary shares to Delight Wang Holdings Limited, respectively, for total consideration of US$50,000. Maple Huang Holdings Limited, a British Virgin Islands company, is controlled by Huang Feng, our CEO and Chairman of the Board. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

On July 15, 2022, the Company issued 16,990,000 ordinary shares to all four existing shareholders of the Company on a pro rata basis, and received gross proceeds of $1,699. Thereafter, Maple Huang Holdings Limited, Funa Lee Holdings Limited, Army Chan Holdings Limited and Delight Wang Holdings Limited own 2,801,000, 2,635,000, 799,000, and 765,000 ordinary shares, respectively. The transaction was not registered under the Securities Act in reliance on an exemption from registration set forth in Regulation S thereof.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the CFS or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Li Bang International Corporation Inc.

Exhibit Index

Exhibit No.	Description
1.1+	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum and Articles of Association
4.1+	Form of Underwriters Warrant
4.2**	Specimen Certificate for ordinary share
5.1+	Opinion of Mourant Ozannes (Cayman) LLP regarding the validity of the ordinary shares being registered
5.2+	Opinion of Ortoli Rosenstadt LLP, U.S. counsel to Li Bang International Corporation Inc., as to the enforceability of the Underwriters Warrants
8.1**	Opinion of Jiangsu Junjin Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1**	Employment Agreement with Huang Feng
10.2**	Employment Agreement with Xia Liang
10.3**	Employment Agreement with Wu Jianhua
10.4**	Director Offer Letter with Li Funa
10.5**	Independent Director Offer Letter with Xu Ronghua
10.6**	Independent Director Offer Letter with Yu Xiaozhong
10.7**	Independent Director Offer Letter with Scott Silverman
14.1**	Code of Business Conduct and Ethics of the Registrant
21.1**	List of Subsidiaries
23.1+	Consent of Wei, Wei & Co., LLP
23.2+	Consent of Mourant Ozannes (Cayman) LLP (included in Exhibit 5.1)
23.3**	Consent of Jiangsu Junjin Law Firm (included in Exhibit 99.1)
23.4+	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
99.1**	Opinion of Jiangsu Junjin Law Firm, PRC counsel to the Registrant, regarding certain PRC law matters
99.2**	Audit Committee Charter
99.3**	Compensation Committee Charter
99.4**	Nomination Committee Charter
99.5**	Consent of Xu Ronghua
99.6**	Consent of Yu Xiaozhong
99.7**	Consent of Scott Silverman
99.8+	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107**	Calculation of Filing Fee Tables

+	Filed herewith.
*	To be filed by amendment.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jiangsu, China, on September 6, 2024.

Li Bang International Corporation Inc.

By:	/s/ Huang Feng
	Name:	Huang Feng
	Title:	Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Huang Feng, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Huang Feng	Chief Executive Officer and Chairman of the Board	September 6, 2024
Huang Feng	(Principal Executive Officer)

/s/ Xia Liang	Chief Financial Officer	September 6, 2024
Xia Liang	(Principal Financial Officer)

/s/ Wu Jianhua	Chief Operating Officer	September 6, 2024
Wu Jianhua

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE U.S.

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the U.S. of Li Bang International Corporation Inc., has signed this registration statement or amendment thereto in New York, NY on September 6, 2024.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.